Exhibit 10.4

SECOND AMENDMENT TO THE

AMENDED AND RESTATED AGREEMENT

OF LIMITED PARTNERSHIP

OF

MOELIS & COMPANY GROUP LP

a Delaware limited partnership

This SECOND AMENDMENT (this “Amendment”) is made by the undersigned as of July 31, 2019 to amend the Amended and Restated Agreement of Limited Partnership (the “Partnership Agreement”) of Moelis & Company Group LP, a Delaware limited partnership (the “Partnership”), dated as of April 15, 2014, by and among Moelis & Company Group GP LLC, a Delaware limited liability company, as the sole general partner (the “General Partner”), Moelis & Company, a Delaware corporation (the “Special Limited Partner”), and the Limited Partners (as defined therein) (the “Limited Partners” and, together with the General Partner, the “Partners”) as amended by the First Amendment to the Partnership Agreement, dated November 7, 2014.

W I T N E S S E T H:

WHEREAS, pursuant to Section 6.1 of the Partnership Agreement, the General Partner may, without the written consent of any Limited Partner, amend this Agreement as may be required to satisfy any requirements, conditions or guidelines contained in any order, directive, opinion, ruling or regulation of a federal or state agency or contained in federal or state law;

WHEREAS, the General Partner has determined to amend the Partnership Agreement to address certain new audit rules set forth  in the Bipartisan Budget Act of 2015, which went into effect on January 1, 2018 and certain other recent state tax rule changes;

WHEREAS, except to the extent expressly further amended by this Amendment, the Partnership Agreement remains in full force and effect.

NOW, THEREFORE, in consideration of the mutual promises and obligations contained herein, the Partners, intending to be legally bound, hereby agree as follows:

ARTICLE 1.  DEFINITIONS

Capitalized terms that are used but not defined in this Amendment shall have the meanings ascribed to such terms in the Partnership Agreement.

ARTICLE 2.  AMENDMENT

1.	Section 1.1The following definitions shall be added to Section 1.1:

“New Partnership Audit Procedures” means Subchapter C of Chapter 63 of the Code, as modified by Section 1101 of the Bipartisan Budget Act of 2015, Pub. L. No. 114-74, any amended or successor version, Treasury Regulations promulgated thereunder, official interpretations thereof, related notices, or other related administrative guidance.

“Partnership Representative” has the meaning set forth in Section 9.3.

“Tax Matters Partner” means the Person designated as such in Section 9.3.

2.Article IX, Tax Matters.  Article IX of the Partnership Agreement shall be deleted in its entirety and the following shall be inserted in lieu thereof:

Section 9.1Preparation of Tax Returns. The General Partner shall arrange for the preparation and timely filing of all returns with respect to Partnership income, gains, deductions, losses and other items required of the Partnership for federal and state income tax purposes and shall use all reasonable effort to furnish, within one

Exhibit 10.4

hundred and eighty (180) days of the close of each taxable year, the tax information reasonably required by Limited Partners and for federal and state income tax and any other tax reporting purposes. The Limited Partners shall promptly provide the General Partner with such information relating to the Contributed Assets, including tax basis and other relevant information, as may be reasonably requested by the General Partner from time to time.

Section 9.2Tax Elections. The General Partner shall file (or cause to be filed) an election pursuant to Code section 754 for the Partnership for its first Fiscal Year and shall maintain and keep such election in effect at all times. Except as otherwise provided herein, the General Partner shall determine whether to make any available election pursuant to the Code, including, but not limited to, the election under Code section 754. The General Partner shall have the right to seek to revoke any such election (including any election under Code section 754).

Section 9.3Tax Matters and Partnership Representative.

(a)The General Partner shall be the Tax Matters Partner and the Partnership Representative (as defined in the Code) of the Partnership. The Tax Matters Partner shall receive no compensation for its services. All third-party costs and expenses incurred by the Tax Matters Partner in performing its duties as such (including legal and accounting fees and expenses) shall be borne by the Partnership in addition to any reimbursement pursuant to Section 6.2. Nothing herein shall be construed to restrict the Partnership from engaging an accounting firm to assist the Tax Matters Partner in discharging its duties hereunder. At the request of any Limited Partner, the General Partner agrees to inform such Limited Partner regarding the preparation and filing of any returns and with respect to any subsequent audit or litigation relating to such returns; provided, however, that the General Partner shall have the exclusive power to determine whether to file, and the content of, such returns.  Except as otherwise set forth below, the Tax Matters Partner shall be authorized to take any action on behalf of the Partnership or the Partners or any of them in connection with any tax audit or judicial review proceeding to the extent permitted by applicable law or regulations.

(b)The Partnership Representative is authorized:

(i)to enter into any settlement with the IRS under the New Partnership Audit Procedures with respect to any administrative or judicial proceedings for the adjustment of Partnership items required to be taken into account by a person who was a Partner in the reviewed year for income tax purposes (such administrative proceedings  being  referred  to  as  a  “tax  audit” and  such  judicial proceedings being referred to as “judicial review”), and in the settlement agreement the Partnership Representative may expressly state that such agreement shall bind all Partners;

(ii)to make an election under the New Partnership Audit Procedures or otherwise take any legally permissible action so that, to the greatest extent possible, no Person shall bear liability for taxes, interest, or penalties imposed on the Company under Section 6225 of the New Partnership Audit Procedures that such Person would not have borne if the law in effect prior to the effective date of the New Partnership Audit Procedures continued to remain effective and Section 6225 were not effective; and

(iii)to allocate any taxes (and related interest, penalties, claims, liabilities and expenses) imposed on the Partnership pursuant to the New Partnership Audit Procedures among the Partners in accordance with the principles of (b)(ii) of this section and may withhold (pursuant to Section 9.4) any such amounts from distributions made to any such Partner.  To the extent that the Partnership is required or elects to withhold or otherwise pays over to any taxing authority any amounts allocated to a Partner with respect to the New Partnership Audit Procedures, such Partner shall indemnify and hold harmless the Partnership and the Partnership Representative for such amounts, which indemnity obligation shall survive the exchange or assignment of Units and the termination of this Agreement.

The taking of any action and the incurring of any expense by the Tax Matters Partner or the Partnership Representative in connection with any proceeding, except to the extent required by law, is a matter in the sole and absolute discretion of the Tax Matters Partner or the Partnership Representative, respectively, and the provisions relating to indemnification of the General Partner set forth in Section 6.6 shall be fully applicable to the Tax Matters Partner and the Partnership Representative  in their capacity as such.

Exhibit 10.4

Section 9.4Withholding. Each Limited Partner hereby authorizes the Partnership to withhold from or pay on behalf of or with respect to such Limited Partner any amount of federal, state, local, foreign taxes, or related amount that the General Partner determines that the Partnership is required to withhold or pay with respect to any amount distributable or allocable to such Limited Partner pursuant to this Agreement, including but not limited to, any taxes required to be withheld or paid by the Partnership pursuant to Code section 1441, Code section 1442, Code section 1445 or Code section 1446. Any amount paid on behalf of or with respect to a Limited Partner shall constitute a loan by the Partnership to such Limited Partner, which loan shall be repaid by such Limited Partner within fifteen (15) days after notice from the General Partner that such payment must be made unless (i) the Partnership withholds such payment from a distribution that would otherwise be made to the Limited Partner or (ii) the General Partner determines that such payment may be satisfied out of the Available Cash of the Partnership that would, but for such payment, be distributed to the Limited Partner. Each Limited Partner hereby unconditionally and irrevocably grants to the Partnership a security interest in such Limited Partner’s Partnership Interest to secure such Limited Partner’s obligation to pay to the Partnership any amounts required to be paid pursuant to this Section 9.4. In the event that a Limited Partner fails to pay any amounts owed to the Partnership pursuant to this Section 9.4 when due, the General Partner may elect to make the payment to the Partnership on behalf of such defaulting Limited Partner, and in such event shall be deemed to have loaned such amount to such defaulting Limited Partner and shall succeed to all rights and remedies of the Partnership as against such defaulting Limited Partner (including the right to receive distributions). Any amounts payable by a Limited Partner hereunder shall bear interest at the base rate on corporate loans at large United States money center commercial banks, as published from time to time in the Wall Street Journal, plus four (4) percentage points (but not higher than the maximum lawful rate) from the date such amount is due (i.e., fifteen (15) days after demand) until such amount is paid in full. Each Limited Partner shall take such actions as the Partnership or the General Partner shall request in order to perfect or enforce the security interest created hereunder.

Section 9.5Organizational Expenses. The General Partner may cause the Partnership to elect to deduct expenses, if any, incurred by it in organizing the Partnership ratably over a 180-month period as provided in Code section 709.

Section 9.6Other Taxes.  In any case where a tax, fee or other similar amount is levied upon the Partnership by a relevant tax authority, including any additional tax resulting from any election, the amount of which is determined in whole or in part by the status or identity of the Partners, with the Partnership bearing such tax, fee or similar amount as a Partnership-level expense, the General Partner may allocate such expense or a reasonable estimate of such expense to the applicable Partners to the extent permitted by applicable law or regulations.

ARTICLE 3.  EFFECTIVENESS OF AMENDMENT

This Amendment shall be effective upon execution by the General Partner. From and after the date hereof, each reference to the Partnership Agreement in any other instrument or document shall be deemed a reference to the Partnership Agreement as amended hereby unless the context otherwise requires.

ARTICLE 4.  EFFECTIVENESS OF AMENDMENT

4.1          No Other Amendments.  The Partnership Agreement has not been amended other than by this Amendment and, as amended by this Amendment, the Partnership Agreement is and remains in full force and effect.  In the event of any conflict between this Amendment and the Partnership Agreement, the terms of this Amendment shall prevail.

4.2          Governing Law.  This Amendment shall be construed in accordance with and governed by the laws of the State of Delaware (without regard to principles of conflicts of laws) to the extent not preempted by applicable Federal law.

Exhibit 10.4

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be duly executed as of the date first set forth above.

Moelis & Company Group GP LLC

By: Moelis & Company, its sole member

By:	/s/ Osamu Watanabe
Name:	Osamu Watanabe
Title:	General Counsel